UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2012

The First Marblehead Corporation
(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On January 31, 2012, The First Marblehead Corporation (the “Corporation”) announced its financial and operating results for the second quarter of fiscal 2012 and the six month period ended December 31, 2011.  The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)   Director Resignations

On January 27, 2012, Henry Cornell resigned his position as a director of the Corporation, effective immediately.

Mr. Cornell had been nominated to serve as a director by GS Capital Partners VI Parallel, L.P. (“GS Parallel”) pursuant to an investment agreement, dated as of December 21, 2007 (the “Investment Agreement”), among the Corporation and affiliates of GS Capital Partners (collectively, the “Investors”).

(d)   Director Election

Pursuant to the Investment Agreement, and a related assignment agreement, GS Parallel has the right to nominate a representative to the board of directors of the Corporation (the “Board”) for so long as the Investors collectively own at least 100 shares of the common stock of the Corporation and other securities, certificates or instruments issued by the Corporation, any of its subsidiaries or any securitization trust sponsored, structured or administered by the Corporation or any of its subsidiaries that have an aggregate face value or purchase price of at least $25 million. GS Parallel’s nominee must be reasonably acceptable to the nominating and corporate governance committee of the Board.

GS Parallel nominated Ann Berry to serve as a director of the Corporation following the resignation of Mr. Cornell, and the Board elected Ms. Berry as a director of the Corporation on January 28, 2012.  She has not been named to any committees of the Board.

Since January 2012, Ms. Berry has served as a Vice President of Goldman, Sachs & Co. in its Merchant Banking Division.  From July 2008 to December 2011, Ms. Berry served as an Associate at Goldman, Sachs & Co.  From 2003 to 2006, Ms. Berry worked for Goldman Sachs in London, in the Investment Banking and Merchant Banking Divisions. Ms. Berry is a member of the board of directors of U.S. Security Associates Holding Corp., a provider of security officers and services. Ms. Berry received a B.A. from the University of Cambridge and an M.B.A., with High Distinction, from the Harvard Graduate School of Business Administration.

There are no related party transactions between the Corporation, on the one hand, and Ms. Berry, on the other hand, reportable under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, Ms. Berry qualifies as an “independent director” under the rules of the New York Stock Exchange.

Ms. Berry has waived her rights to receive (i) a grant of 10,000 stock units upon her initial election as a director of the Corporation and (ii) any annual fee of her service as a director during the fiscal year ending June 30, 2012.

(e)           Form Restricted Stock Unit Agreement

On January 26, 2012, the Board adopted a form of restricted stock unit agreement to evidence grants of restricted stock units under the Corporation’s 2011 stock incentive plan.  The form of restricted stock unit agreement is filed as Exhibit 99.2 to this current report on Form 8-K.

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Item 7.01.  Regulation FD Disclosure

Static Pool Data; Supplemental Presentation

The Corporation has posted to its website static pool data as of December 31, 2011 with respect to certain securitization trusts facilitated by the Corporation, together with a supplemental presentation.  The static pool information includes original pool characteristics as of the closing date of the respective securitization and borrower payment status, delinquency, cumulative loss and prepayment data as of December 31, 2011.  The supplemental presentation includes parity ratios by trust, charge-off rates by risk segment, net recovery rates by year of default, six-month rolling prepayment rates, payment status by trust and payment status by risk segment.

The static pool data and supplemental information can be found on the Corporation’s website, www.firstmarblehead.com, by clicking “For Investors.”  In addition, the static pool information is furnished as Exhibit 99.3, and the supplemental presentation is furnished as Exhibit 99.4, to this current report on Form 8-K and each is incorporated under this Item 7.01 by reference.

The information contained in Items 2.02 and 7.01 in this current report on Form 8-K, including Exhibits 99.1, 99.3 and 99.4, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits

    (d)   Exhibits

    See Exhibit Index attached hereto. The following exhibits relating to Items 2.02 and 7.01 shall be deemed to be furnished, and not filed:

99.1	Press release issued by the Corporation on January 31, 2012 entitled, “First Marblehead Announces Second Quarter Financial Results”

99.3	Static pool data as of December 31, 2011

99.4	Supplemental presentation dated December 31, 2011

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SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION
Date: January 31, 2012	By:	/s/ Kenneth Klipper
Kenneth Klipper Managing Director and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibits
99.1	Press release issued by the Corporation on January 31, 2012 entitled, “First Marblehead Announces Second Quarter Financial Results”
99.2	Form of restricted stock unit agreement evidencing grants under the 2011 stock incentive plan
99.3	Static pool data as of December 31, 2011
99.4	Supplemental presentation dated December 31, 2011